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                                                                    Exhibit 23.9






                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lamar Advertising Company:

We consent to incorporation by reference in the Registration Statements on Form S-3 of Lamar Advertising Company of our reports dated February 2, 2001, relating to (a) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and related schedules, and (b) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and related schedules, which reports appear in the December 31, 2000 annual report on Form 10-K of Lamar Advertising Company and are incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our reports refer to a change in the method of accounting for costs of start-up activities in 1999.



                                           /s/ KPMG LLP

New Orleans, Louisiana
June 4, 2001